EXHIBIT 99.1

Fifth Street Finance Corp. Locks $43 Million of SBIC Debentures; Now Utilizing Entire $225 Million of Capacity With a Blended Interest Rate Fixed at 3.323% Per Annum

WHITE PLAINS, NY, March 24, 2014 (GLOBE NEWSWIRE) -- Fifth Street Finance Corp. (NASDAQ:FSC) ("FSC") today announced that Fifth Street Mezzanine Partners V, L.P., its second SBIC subsidiary, had pricing fixed on the remaining $43 million of its outstanding debentures at an interest rate of 3.191% per annum for 10 years. As a result, the total fixed debentures outstanding in connection with both SBIC licenses increased to $225 million (the limit for a family of funds) with a blended interest rate of 3.323% per annum. In addition, FSC maintains relationships with multiple bank lenders, has several different types of unsecured debt with staggered maturities and is rated investment grade by both Fitch Ratings and Standard and Poor's.

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a leading specialty finance company that provides custom-tailored financing solutions to small and mid-sized companies, primarily in connection with investments by private equity sponsors. The company originates and invests in one-stop financings, first lien, second lien, mezzanine debt and equity co-investments. The company's investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments. The company has elected to be regulated as a business development company and is externally managed by Fifth Street Management LLC. Named both 2013 "Lender Firm of the Year" by The M&A Advisor and "Lender of the Year" by Mergers & Acquisitions, Fifth Street Management is an SEC-registered investment adviser and leading alternative asset manager with over $3 billion in assets under management. With a track record of more than 15 years, Fifth Street's nationally recognized platform has the ability to hold loans up to $150 million, commit up to $250 million and structure and syndicate transactions up to $500 million. FSC's website can be found at fsc.fifthstreetfinance.com.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of the company. Words such as "believes," "expects," "estimates," "projects," "anticipates," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in the company's filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Investor Contact:
         Dean Choksi, Executive Director of Finance &
         Head of Investor Relations
         (914) 286-6855
         dchoksi@fifthstreetfinance.com

         Media Contact:
         Nick Rust
         Prosek Partners
         (212) 279-3115 ext. 252
         pro-fifthstreet@prosek.com